Exhibit 99.1

Lifetime Brands, Inc. Reports Second Quarter 2012 Results

Expands and Refinances Loan Facilities

Declares Quarterly Dividend of $0.025 per Share

GARDEN CITY, NY, August 7, 2012 – Lifetime Brands, Inc. (NasdaqGS: LCUT), a global provider of branded products used to prepare, serve and consume foods in the home, today reported its financial results for the quarter ended June 30, 2012.

Net sales for the three months ended June 30, 2012 were $94.9 million. Net sales grew by 5.0% compared to the corresponding period in 2011. Net sales increased primarily as a result of including the net sales of Creative Tops, acquired in November 2011, and increased net sales of Kitchenware products, offset by a decrease in net sales of Home Solutions products.

Gross margin for the three months ended June 30, 2012 was $35.4 million, or 37.3%, as compared to $34.0 million, or 37.7%, for the corresponding period in 2011. The decrease in the gross margin percentage primarily reflects a decline in the gross margin percentage of Home Solutions products.

Net income decreased to $0.6 million, or $0.04 per diluted share, from $2.1 million, or $0.17 per diluted share.

Adjusted net income for the quarter was $1.0 million, or $0.08 per diluted share, as compared to $1.7 million, or $0.14 per diluted share, in 2011. Adjusted net income in the 2012 period excludes a loss on early retirement of debt, related to the repayment of $10 million principal amount of the Company’s Term Loan, and an expense related to retirement benefit obligations. Adjusted net income in 2011 excludes the equity earnings from an entity that discontinued the sale of products in late 2011.

Jeffrey Siegel, Chairman, President and Chief Executive Officer said,

“The quarter was marked by continuing economic uncertainty, which restrained retail sales in most of our product categories. In response, our major retailer partners generally maintained conservative inventory positions.

“Despite this uncertainty, Lifetime achieved continued growth and margin expansion in our core Kitchenware categories; however, these gains were offset by a decline in net sales and gross margin in our Home Solutions product category.

 “Within our Home Solutions products category, net sales of home décor products decreased, due to an industry-wide shift that resulted in many retailers reducing floor space allotted to home décor products. As previously noted, we are transitioning our home décor business to higher quality branded products designed to be sold under our Mikasa® and Pfaltzgraff® brands. While these new product lines have been well received by our key retailer partners, I do not foresee a significant turnaround in this category taking place in the next 12 to 18 months.

“There is good reason to be optimistic about the second half of the year, during which we expect to roll-out a number of new Kitchenware programs, including the roll-out of our new Guy Fieri® cookware line and the launch of our new Savora™ line of kitchen tools & gadgets.

“We are very pleased with the progress of our non-U.S. businesses, especially with the significant growth achieved by our partner companies in Canada and Mexico. In early July, we brought Creative Tops onto our SAP enterprise system, a project that was completed on time and within budget.

“During the quarter, our strong liquidity position enabled us to repay $10 million of our second lien term loan. In July, we expanded our bank facility and refinanced the remaining balance of the second lien term loan with a new $35 million senior secured term loan. In addition to providing us with greater operating flexibility, the lower borrowing rate of our new term loan, on a pro-forma basis, reduces our annual interest expense by approximately $2.0 million.

“Overall, we believe Lifetime is well positioned to meet its business and financial goals for the year."

On July 31, 2012, the Board of Directors declared a quarterly dividend of $0.025 per share payable on November 15, 2012 to shareholders of record on November 1, 2012.

Conference Call

The Company has scheduled a conference call for Tuesday, August 7, 2012 at 11:00 a.m. ET. The dial-in number for the conference call is (866) 202-3109 or (617) 213-8844, passcode #95620231.  A replay of the call will also be available through August 14, 2012 and can be accessed by dialing (888) 286-8010 or (617) 801-6888, conference ID #83393356.  A live webcast of the conference call will be broadcast in the Investor Relations section of the Company’s web site, www.lifetimebrands.com. For those who cannot listen to the live broadcast, an audio replay of the call will also be available on the site.

Non-GAAP Financial Measures

This earnings release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP measures are provided because management of the Company uses these financial measures in evaluating the Company's on-going financial results and trends. Management uses this non-GAAP information as an indicator of business performance.

EBITDA is a non-GAAP measure that the Company defines as net income, adjusted to exclude undistributed equity earnings, an extraordinary item, income taxes, interest, depreciation and amortization, restructuring expenses, stock compensation expense, acquisition related expenses and loss on early retirement of debt, as shown in the table below.

Forward-Looking Statements

In this press release, the use of the words “believe,” "could," "expect," "may," "positioned," "project," "projected," "should," "will," "would" or similar expressions is intended to identify forward-looking statements that represent the Company’s current judgment about possible future events. The Company believes these judgments are reasonable, but these statements are not guarantees of any events or financial results, and actual results may differ materially due to a variety of important factors. Such factors might include, among others, the Company’s ability to comply with the requirements of its credit agreements; the availability of funding under such credit agreements; the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt; changes in general economic conditions which could affect customer payment practices or consumer spending; the impact of changes in general economic conditions on the Company’s customers; changes in demand for the Company’s products; shortages of and price volatility for certain commodities; significant changes in the competitive environment and the effect of competition on the Company’s markets, including on the Company’s pricing policies, financing sources and an appropriate level of debt.

Lifetime Brands, Inc.

Lifetime Brands is a provider of kitchenware, tabletop and other products used in the home. The Company markets its products under such well-known Kitchenware brands as Farberware®, KitchenAid®, CasaMōda®, Cuisinart®, Cuisine de France®, Guy Fieri®, Hoffritz®, Kizmos™, Misto®, Pedrini®, Roshco®, Sabatier®, Savora™ and Vasconia®; respected Tabletop brands such as Mikasa®, Pfaltzgraff®, Creative Tops®, Gorham®, International® Silver, Kirk Stieff®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace®, V&A® and Royal Botanic Gardens Kew®; and Home Solutions brands, including Elements®, Melannco®, Kamenstein® and Design for Living™.

The Company’s corporate website is www.lifetimebrands.com.

Contacts:

Lifetime Brands, Inc.	Lippert/Heilshorn & Assoc.
Laurence Winoker, Chief Financial Officer	Harriet Fried, SVP
516-203-3590	212-838-3777
investor.relations@lifetimebrands.com	hfried@lhai.com

LIFETIME BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands - except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net sales	$94,939	$90,371	$203,980	$182,144

Cost of sales	59,565	56,325	128,146	114,708

Gross margin	35,374	34,046	75,834	67,436

Distribution expenses	9,663	9,306	21,407	20,246
Selling, general and administrative expenses	23,558	20,389	49,042	42,862

Income from operations	2,153	4,351	5,385	4,328

Interest expense	(1,675)	(2,039)	(3,373)	(4,018)
Loss on early retirement of debt	(348)	-	(348)	-

Income before income taxes and equity in earnings	130	2,312	1,664	310

Income tax provision	(94)	(1,108)	(682)	(520)
Equity in earnings, net of taxes	523	859	921	1,324

NET INCOME	$559	$2,063	$1,903	$1,114

BASIC INCOME PER COMMON SHARE	$0.04	$0.17	$0.15	$0.09

DILUTED INCOME PER COMMON SHARE	$0.04	$0.17	$0.15	$0.09

LIFETIME BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
 (In thousands - except share data)
(unaudited)

	June 30,	December 31,
	2012	2011
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,779	$2,972
Accounts receivable, less allowances of $2,943 at June 30, 2012 and $4,602 at December 31, 2011	56,755	77,749
Inventory	121,093	110,337
Prepaid expenses and other current assets	5,476	5,264
Income taxes receivable	504	-
Deferred income taxes	3,239	2,475
TOTAL CURRENT ASSETS	189,846	198,797

PROPERTY AND EQUIPMENT, net	32,602	34,324
INVESTMENTS	34,599	34,515
INTANGIBLE ASSETS, net	46,137	46,937
OTHER ASSETS	3,179	4,172
TOTAL ASSETS	$306,363	$318,745

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Revolving Credit Facility	$-	$15,000
Accounts payable	20,845	18,985
Accrued expenses	22,405	33,877
Income taxes payable	-	2,100
TOTAL CURRENT LIABILITIES	43,250	69,962

DEFERRED RENT & OTHER LONG-TERM LIABILITIES	15,930	14,598
DEFERRED INCOME TAXES	5,479	5,385
REVOLVING CREDIT FACILITY	63,376	42,625
TERM LOAN	30,000	40,000

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, shares authorized: 100 shares of Series A and 2,000,000 shares of Series B; none issued and outstanding	-	-
Common stock, $.01 par value, shares authorized: 25,000,000; shares issued and outstanding: 12,531,076 at June 30, 2012 and 12,430,893 at December 31, 2011	126	124
Paid-in capital	139,129	137,467
Retained earnings	15,435	14,465
Accumulated other comprehensive loss	(6,362)	(5,881)
TOTAL STOCKHOLDERS’ EQUITY	148,328	146,175
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$306,363	$318,745

LIFETIME BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Six Months Ended
	June 30,
	2012	2011
OPERATING ACTIVITIES
Net income	$1,903	$1,114
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for doubtful accounts	(25)	-
Depreciation and amortization	4,469	4,015
Amortization of debt discount	-	464
Deferred rent	(252)	(21)
Stock compensation expense	1,452	1,423
Undistributed equity earnings	(506)	(858)
Loss on early retirement of debt	(348)	-
Changes in operating assets and liabilities (excluding the effects of business acquisitions)
Accounts receivable	21,368	13,871
Inventory	(10,755)	(10,571)
Prepaid expenses, other current assets and other assets	1,129	643
Accounts payable, accrued expenses and other liabilities	(8,846)	(7,485)
Income taxes payable	(2,603)	(4,854)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	6,986	(2,259)

INVESTING ACTIVITIES
Purchases of property and equipment	(2,030)	(2,066)
NET CASH USED IN INVESTING ACTIVITIES	(2,030)	(2,066)

FINANCING ACTIVITIES
Proceeds from Revolving Credit Facility, net of repayments	5,751	3,254
Repayment of Term Loan	(10,000)	-
Proceeds from exercise of stock options	213	15
Excess tax benefits from exercise of stock options	-	6
Payment of capital lease obligations	-	(59)
Cash dividend paid	(622)	(302)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(4,658)	2,914

Effect of foreign exchange on cash	(491)	-

DECREASE IN CASH AND CASH EQUIVALENTS	(193)	(1,411)
Cash and cash equivalents at beginning of period	2,972	3,351
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,779	$1,940

LIFETIME BRANDS, INC.
Supplemental Information
(In thousands)

Consolidated EBITDA for the four quarters ended
June 30, 2012
Three months ended June 30, 2012	$5,584
Three months ended March 31, 2012	6,222
Three months ended December 31, 2011	14,342
Three months ended September 30, 2011	13,524
Total for the four quarters	$39,672

Consolidated EBITDA for the four quarters ended
June 30, 2011
Three months ended June 30, 2011	$7,512
Three months ended March 31, 2011	2,720
Three months ended December 31, 2010	17,544
Three months ended September 30, 2010	13,529
Total for the four quarters	$41,305

Reconciliation of GAAP to Non-GAAP Operating Results

Consolidated EBITDA:

	Three Months Ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Net income as reported	$559	$1,344	$5,419	$7,533
Subtract out:
Undistributed equity earnings	(108)	(398)	(925)	(1,113)
Add back:
Income tax provision (benefit)	94	588	3,513	2,089
Interest expense	1,675	1,698	1,951	1,789
Loss on early retirement of debt	348	-	-	-
Depreciation and amortization	2,262	2,207	2,336	2,046
Stock compensation expense	754	698	690	682
Permitted acquisition related expenses	-	85	1,358	498
Consolidated EBITDA	$5,584	$6,222	$14,342	$13,524

LIFETIME BRANDS, INC.
Supplemental Information
(In thousands - except per share data)

Reconciliation of GAAP to Non-GAAP Operating Results (continued)

Consolidated EBITDA:

	Three Months Ended
	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
Net income as reported	$2,063	$(949)	$13,928	$6,585
Subtract out:
Undistributed equity earnings	(393)	(465)	(733)	(836)
Extraordinary item, net of taxes	-	-	(2,477)	-
Add back:
Income tax provision (benefit)	1,108	(588)	1,600	2,390
Interest expense	2,039	1,979	2,188	2,090
Depreciation and amortization	2,020	1,995	2,292	2,518
Stock compensation expense	675	748	746	782
Loss on early retirement of debt	-	-	-	-
Consolidated EBITDA	$7,512	$2,720	$17,544	$13,529

Adjusted Net Income and Adjusted Diluted Income Per Share:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net income as reported	$559	$2,063	$1,903	$1,114
Adjustments:
Loss on early retirement of debt, net of tax	205	-	205	-
Retirement benefit obligation expense, net of tax	268	-	268	-
Equity in earnings of World Alliance Enterprises Limited, net of tax	-	(315)	-	(315)
Adjusted net income	$1,032	$1,748	$2,376	$799
Adjusted diluted income per share	$0.08	$0.14	$0.19	$0.06